CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 188 to the registration statement on Form N-1A (File No. 333-515) (Registration Statement) of our report dated April 11, 2014, relating to the financial statements and financial highlights of Putnam Retirement Income Fund Lifestyle 3, a series of Putnam Funds Trust, which appear in such Registration Statement. We also consent to the references to us under the headings Financial highlights and Auditor and Financial Statements in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 23, 2014